Exhibit 10.4
AMENDED AND RESTATED MARKETING,
OPERATING AND LICENSE AGREEMENT
     THIS AMENDED AND RESTATED MARKETING, OPERATING AND LICENSE AGREEMENT (“Agreement”), dated effective as of November 1, 2007, is made by and among PROINVEST REALTY ADVISORS LLC (“PRA”), a Texas limited liability company, PROINVEST REALTY FUND LLC (“PRF”), a Delaware limited liability company, and CHURCHILL DATA SERVICES, LLC (“CDS”), a Texas limited liability company.
WITNESSETH:
     WHEREAS, PRA has been formed for the purpose of organizing, capitalizing, and managing various real estate investment funds (any one, “Fund”; all together, “Funds”) which will be intended to own, develop, and operate commercial and other real estate projects in the State of Texas, and elsewhere; and
     WHEREAS, to promote economies of scale and efficient and cost effective operations, PRA desires to engage the marketing services (“Marketing Services”) of CDS as an independent contractor to furnish certain marketing and services to and on behalf of PRA, the Funds, and each of the special purpose entities (any one “SPE;” all together, “SPE’s”) intended to be formed by each of the Funds to acquire specific real estate assets, and CDS desires to provide the Marketing Services to and on behalf of PRA, the Funds, and the SPE’s (all together, “Proinvest Group”), in consideration of the payment to CDS of the Marketing Fee (hereinafter defined) and Trailing Fee (hereinafter defined) as specified herein; and
     WHEREAS, effective as of September 1, 2007, PRF, PRA, and CDS executed and delivered that certain Marketing, Operating and License Agreement (“MOL Agreement”) pursuant to which the parties to the MOL Agreement, having consented to the assignment of the Marketing Agreement by the Consultant to CDS, set forth the terms and conditions upon which CDS would provide the Marketing Services to PRF and PRA; and
     WHEREAS, CDS has been formed by Michael T. Churchill, as the sole member and manager of CDS, to accept an assignment, with the consent of PRA and the PRF, by virtue of that certain Assignment of Marketing Agreement, dated August 30, 2007, of all rights, titles, interests and obligations of Critical Data, Inc. (“Consultant”), a Washington corporation, pursuant to that certain Amended and Restated Marketing Agreement (“Marketing Agreement”), dated as of February 27, 2007, made by and among PRA, PRF and Consultant; and
     WHEREAS, CDS proposes to provide the Marketing Services to PRA and PRF incident to the offering (“Offering”) and sale by the PRF of up to $100 million of membership interests (any one, “Unit;” all together, “Units”) in PRF at a price per Unit of $50,000 and as to be more particularly described in the prospectus and all supplements and amendments thereto from time to time (all together, “Prospectus”) describing the Offering and constituting a part of the Form S-11 registration statement (“Form S-11”) filed or to be filed by PRF with the Securities and Exchange Commission; and

     WHEREAS, to complete the Offering, PRF, PRA, and CDS have been required to amend the terms and conditions of the MOL Agreement in certain respects and to restate the terms and conditions of the MOL Agreement in its entirety;
     NOW, THEREFORE, for and in consideration of the sum of $10, and other good, valuable, sufficient, and received consideration, PRA, PRF and CDS hereby amend and restate the MOL Agreement in its entirety, and agree as follows:
ARTICLE 1
MARKETING
Section 1.1. Marketing Services. At the outset of this Agreement, CDS shall promptly familiarize itself with the Confidential Business Plan for Proinvest Realty Advisors LLC and Confidential Business Plan for Proinvest Realty Fund LLC (“Proinvest Business Plan”) heretofore provided by PRA to CDS. PRA shall endeavor to timely and fully respond to information and document requests from CDS with respect to the Proinvest Business Plan, the transactions contemplated thereby, and marketing issues identified by CDS so as to enable the CDS to perform its obligations hereunder. Based upon the Proinvest Business Plan, Consultant prepared and delivered to PRA and PRF a comprehensive marketing plan (“Proinvest Marketing Plan”) for the marketing of the Units to prospective investors (“Prospective Investors”) in PRF. The Proinvest Marketing Plan includes (a) specific marketing recommendations of the Consultant as to achieving a full subscription by Prospective Investors to the Offering, (b) a detailed budget of the expected costs and expenses for full implementation of the Proinvest Marketing Plan, and (c) a detailed timeline (schedule) for full implementation of the Proinvest Marketing Plan. CDS will promptly (within fifteen (15) days after the date hereof) review, update and revise the Proinvest Marketing Plan in collaboration with PRA and PRF. All permanent policies or actions required as a result of the Proinvest Marketing Plan, as updated and as revised and all recommendations made to CDS by third parties, are subject to the written approval of PRA.
The Proinvest Marketing Plan includes (a) an analysis of comparable and competitive offerings similar to the Offering, (b) recommendations for structural changes, if any, to PRF, and (c) a plan for the active advertisement and marketing of the Units in compliance with the requirements and limitations of all applicable state and federal securities regulation laws (together, “Securities Laws”), including advertising devices, brochures, and other collateral materials and marketing presentations (all together, “Other Offering Materials”), and (d) a plan for securing Prospective Investors as contemplated by the preceding paragraph. In implementing the Proinvest Marketing Plan, CDS shall, as necessary and appropriate, consult with Prospera, the broker-dealer who will manage the sale of the Units through licensed broker-dealers and other third party registered intermediaries. CDS shall diligently and timely cooperate with and assist PRA and PRF in the implementation of the Proinvest Marketing Plan, and shall perform all such functions, duties, and discharge all such responsibilities, as shall be allocated to CDS as the successor to the Consultant under the Proinvest Marketing Plan. The division of primary obligations of CDS and Prospera with respect to the Offering are as follows:

     CDS – Marketing Consultant:
CDS, as the marketing consultant to the Proinvest Group will be responsible for:
Based on the Proinvest Marketing Plan crafting the central, essential, compelling PRF marketing message and supporting information to be communicated to target Prospective Investors.
Creating the marketing message dissemination process calculated to present PRF as a desirable investment opportunity for its Prospective Investors, emphasizing PRF’s competitive advantages and placing the PRF investment product first in line for recommendation by broker dealers and other registered representatives to Prospective Investors.
Developing a proprietary network data-base for PRA and PRF identifying Prospective Investors and the intermediaries that will lead to Prospective Investors, including broker dealers, wealth managers, financial planners, trust companies, banks and other financial institutions, foundations, private equity groups, hedge funds, and funds of funds and media publications that target the same Prospective Investors and intermediaries and ongoing maintenance, growth and refinement of the network data-base.
Utilization of the network data-base system to establish contact with Prospective Investors and intermediaries, qualify them as potential marketing targets and present or orchestrate the presentation of the marketing message to them on behalf Prospera, and on behalf of PRA and PRF, including a program of telephone follow-up and scheduling of personal meetings for follow up, and including organization of a “road show” program to be conducted by PRA and PRF. If any recipients of the PRF “message” and “media” have any questions regarding the offering, they will be directed to contact PRA or PRF or a designated individual at Prospera. CDS personnel may answer questions and communicate with Prospective Investors and intermediaries only with respect to the process and orchestration of presentation of the “media/message”, e.g., arranging printing, publication, meetings, creating and qualifying the network and arranging the “road show”.
Cooperating fully with the Proinvest Group and Prospera in all aspects of the offering and marketing of the PRF, being truthful with PRA, PRF and Prospera and their respective personnel and keeping PRA, PRF and Prospera fully informed with respect to all matters that affect the Fund and the marketing of the Fund and appearing, on reasonable notice, for meetings, conferences and other activities in support of the marketing of the Fund.
     Prospera Financial Services – Exclusive Managing Broker Dealer:
Prospera has agreed to serve as the Exclusive Managing Broker Dealer for the Fund Offering. Prospera will be responsible for:
Actively participating with PRA, PRF and CDS in the preparation and refinement of the Fund offering materials and Fund marketing plan and materials, approving the final plan and materials, to be evidenced by the inclusion in the materials of the prominent identification of

Prospera as the Exclusive Managing Broker Dealer for the Fund offering and executing the Proinvest Marketing Plan.
Using its best efforts to assure compliance of the marketing program and offering materials with NASD rules and regulations and all Federal and State Securities laws requirements. Issuers’ legal counsel, Secore & Waller, will also be responsible for assuring the same compliance.
Conducting a due diligence assessment of the Fund offering and the issuer, including the engagement of a third party due diligence assessment and production of a due diligence report (sometimes referred to as a “fairness” or “transaction feasibility” opinion) suitable for dissemination to prospective investors. The due diligence report will be limited in scope to a review of such directly relevant facts and circumstances as are necessary to enable Prospera and its consultant to determine, based on information made available to Prospera by Proinvest through the Fund prospectus and the offering materials, that Prospera, the participating broker dealers and other registered representatives have reasonable grounds to believe that all material facts are adequately and accurately disclosed and provide a fair basis for evaluating the offering, in accordance with NASD Rule 2810 (b) (3). Prospera has accepted the Dallas, Texas law firm of Secore & Waller, LLP, counsel to PRA and PRF to provide the due diligence report.
Cooperating fully with PRA, PRF and CDS in all aspects of the offering and marketing of the Fund, being truthful with PRA, PRF and CDS and their respective personnel and keeping Proinvest and Critical Data fully informed with respect to all matters that affect the Fund and the marketing of the Fund and appearing, on reasonable notice, for meetings, conferences and other activities in support of the marketing of the Fund.
Soliciting from its existing client base, and using reasonable efforts to cause other broker dealers and registered representatives to solicit, subscriptions to the Fund. Prospera will also timely and effectively respond to inquiries from intermediaries and Prospective Investors regarding the Fund, using its best efforts to close and book subscriptions as a broker dealer pursuant to those inquiries.
Negotiation and documentation of fee agreements with participating broker dealers, financial planners and other registered representatives and sales and distribution intermediaries, subject to PRA and PRF approval.
Oversight and supervision of the Fund subscription process, including execution delivery and maintenance of all subscription documentation as agent for the Fund as well as maintenance of books and records of the subscriptions, in a manner and with documentation acceptable to PA and PRF..
Maintenance of the Fund Escrow, prior to the initial closing of the Fund at the Fund minimum of $5 million, at LegacyTexas Bank, a Texas state bank.
As a part of the agreement between PRA, PRF and Prospera, Prospera will be required to prepare a detailed plan, time-line and budget designed to satisfy its responsibilities.

Section 1.2. CDS Business Plan. Within sixty (60) days after the date hereof, CDS will prepare a business plan for the operations of CDS (the “CDS Business Plan”), including and complete plan and budget incorporating the same elements as the Proinvest Business Plan and specifically including staffing requirements and capital and operating budgets and financial forecasts, and the assumptions supporting all of such plans, budgets and forecasts. The CDS Business plan must be reasonably acceptable to PRA and shall include performance benchmarks acceptable to PRA, in its sole discretion, against which benchmarks the performance by CDS of its obligations hereunder will be measured. In the event CDS does not meet any performance benchmark for CDS set forth in the approved CDS Business Plan, as PRA may, in its sole but reasonably exercised discretion determine, such failure shall constitute a default by CDS hereunder; provided, however, that CDS shall not be in default hereunder (a) until CDS has been given notice of, and not less than thirty (30) calendar days opportunity to cure, any breach of or non-compliance with the terms and conditions hereof, (b) as the result of the acts or failure to act of any third party, including Prospera, (c) as the result of materially changed or altered market conditions, or (d) as the result of events or circumstances beyond the reasonably forseeable control of CDS . No temporary waiver or waivers of a default hereunder by PRA shall constitute a complete or permanent waiver by PRA of any such default and at any time after the occurrence of any default hereunder that has not been permanently waived by PRA, in writing or cured, as evidenced by PRA acknowledgment of such cured default, in writing, PRA shall be entitled to terminate this Agreement and to pursue all remedies available to PRA in the event of such default.
Section 1.3. No General Solicitation. Neither CDS nor any person or entity affiliated directly or indirectly with CDS may engage in any “general solicitation” or “advertising,” as each of such terms is defined in and interpreted under the Securities Laws, including most particularly the Securities Act of 1933, in any effort by PRA, PRF or, Prospera, or any other party to procure Prospective Investors.
Section 1.4. Certain Sales of Units on Net Asset Value Basis. PRF shall cause Prospera to arrange sales (“Fee Remission Sales”) of the Units to the principals (“CDS Principals”) of the CDS, if so requested by the CDS, for the account of the CDS Principals on a net asset value basis, i.e., without payment of any fee to the Prospera, any broker dealer selling commissions or concessions, or any participating broker dealer marketing fees or expenses (“Net Asset Value Basis”).
With respect to any Fee Remission Sales of Units on a Net Asset Value Basis to CDS Principals or to the principals of PRA or the Prospera, for the personal account of any such principals, if so requested by such principals, shall also be made without payment of any Marketing Fees otherwise payable to the CDS hereunder.
Section 1.5. Confidential Information. Any term or condition hereof to the contrary notwithstanding, CDS hereby expressly acknowledges and agrees that the Proinvest Business Plan, the Marketing Plan, and any and all work product of any kind, character, or description produced by or through the efforts of CDS incident to the provision of the Marketing Services, including without limitation purchased lists, databases, contact information, document layouts and designs, sales materials, published or unpublished financial information, published or unpublished business plans other than the Proinvest Business Plan, published or unpublished marketing plans other than the Marketing Plan, financial and other projections, marketing data, guides, manuals, charts, graphics, research information, business procedures, trademarks and related rights, service marks and related rights, copyrights and related rights, patents and related rights, URL’s, trade names, telephone numbers, and business information generally, whether in tangible, intangible, visual, or electronic format, are and shall remain the exclusive property PRA; provided, however, that CDS shall, without prejudice to the rights of PRA and PRF specified in this Section 1.5, retain the right to utilize in any manner which does not directly compete with or prejudice in any manner the business of PRA or PRF any and all prospective investor contact information in the possession of CDS at, after, or prior to the effective date hereof.
CDS shall at all times prior to, and after, a Termination (hereinafter defined) maintain as confidential and proprietary solely to PRA any and all information, data, plans, surveys, and work product (all together, “Confidential Information”) of whatever kind, character, or description, including the Business Plan and the Marketing Plan, resulting from the rendition of the Marketing Services or provided to CDS by or at the behest of the PRA, PRF, Prospera, or any other party incident to the Offering or the business and affairs of PRA and PRF, generally. Without limitation, the Confidential Information shall include (a) any existing, planned, or proposed strategic, marketing, and other business plans and strategies of PRA and PRF, including any such plans and strategies proposed or developed by CDS, (b) the identities of persons and entities with whom the PRA and PRF presently does, or with whom PRA or PRF propose doing, business, (c) any transactional structural proposals or models of or by PRA, PRF, and the CDS, (d) any existing, planned, or proposed business operations, products, or services of PRA and PRF, (e) any financial information, projections, pro forma and other analyses, compilations, models, statements, and reports to or by PRA, PRF, and the CDS, (f) any existing, planned, or proposed business operations, systems, strategies, or methodologies of PRA and PRF, (g) any existing, planned, or proposed customer, client, or Prospective Investor lists of PRA or PRF, and (g) generally, as to all of the information and materials described in the preceding subparts (a) through (f) of this Section 1.5, any such information and materials in whatever form, format, or medium, including without limitation written, verbal, electronic, mechanical, or graphic form or format. To the extent requested by PRA or PRF all Confidential Information shall be copyrighted by CDS solely in the name of PRA.
Concurrently with the effective date hereof, and from time to time thereafter during the effectiveness hereof, CDS shall provide to PRA a complete list of all parties with whom CDS proposes to present PRF incident to the provision of the Marketing Services, or otherwise. Further, from time to time during the effectiveness hereof, CDS shall advise PRA and PRF in writing of the substance of all discussions by CDS with all parties to whom CDS has presented PRF incident to the provision of the Marketing Services, or otherwise, to the end that PRA and PRF are fully informed and aware of all such parties and the substance of all such discussions at all times.
Section 1.6. Compensation and Expense Reimbursement. CDS is hereby appointed the exclusive marketing agent for PRF. PRF shall pay, or cause to be paid, to CDS current marketing consultant fees (“Marketing Fees”) in amounts equal to 0.50% per Unit sold and for which PRF has actually received funds. PRF shall also pay or reimburse to the Consultant all of the reasonable, necessary, normal, and appropriately documented expenses (“Marketing Expenses”) incurred by CDS related to the Offering and the rendition by CDS of the Marketing Services, limited to the purposes and amounts specified the then current CDS Business Plan and Marketing Plan and the budgets contained therein and approved by PRA. CDS shall deliver to PRA and PRF a statement of the Marketing Expenses on or before the last calendar day of each calendar month and PRF shall pay or cause the Marketing Expenses noted in such statement to be paid on or before the 5th business day of the next succeeding calendar month. The Marketing Fees shall be paid on or before the 15th calendar day of the calendar month next succeeding the calendar month for which such fees become due and payable. The payments to be made under this paragraph are expressly subject to, and may be limited by, the rules and regulations of the National Association of Securities Dealers. In consideration for the increase in the Marketing Fees from the 0.25% per Unit sold and for which PRF has actually received funds, as specified in Section 1.6(a) of the MOL Agreement, to Marketing Fees of 0.50% per Unit sold and for which PRF has actually received funds, as specified in this Section 1.6, CDS hereby expressly and irrevocably waives, disclaims, relinquishes, renounces, and abandons to PRF, and transfers, assigns, and conveys to PRF, all of its right, title, and interest in and to the receipt of any Trailing Fees payable to CDS pursuant to Section 1.6(b) of the MOL Agreement.
Section 1.7. Consulting. CDS shall, from time to time, as requested by PRA and in addition to the Marketing Services, but upon terms and conditions reasonably satisfactory to both PRA and CDS, consult with and advise entities within the Proinvest Group as to the process of planning and strategy of marketing the Funds (other than the Fund, since the marketing strategy for the Fund is already detailed in the Proinvest Business Plan and other materials described herein), the development of measurements that have a strategic focus balanced between product branding and closing subscriptions and which are predictive rather than reactive, the provision of information and analysis providing insight into the creation of value through marketing of the Funds and the progress in creating value is matched against strategic objectives, and major marketing initiatives.
Section 1.8. Third Party Service Providers. CDS will, in cooperation with PRA and PRF, select and manage third party, marketing related service providers to entities within the Proinvest Group. No third part service provider may be engaged without the prior written consent of PRF and the Fund or Funds for which the services are proposed to be engaged.
Section 1.9. Services Not Exclusive. PRA and PRF recognize that the Services will not be exclusive to the entities within the Proinvest Group and that CDS will be providing similar services to other independent third parties, provided however that such third party services must be approved in writing by PRA, in its reasonable discretion, and may not interfere in any material way with the performance by CDS of its obligations hereunder.
Section 1.10. Termination. This Agreement may be terminated (“Termination”) by either PRA, PRF, or CDS at any time after not less than 30 days prior written notice by PRA, PRF, or CDS to each of the others. Upon a Termination, CDS shall deliver to PRA within 15 days thereafter (a) an accounting itemizing (i) any Marketing Fees and Trailing Fees accrued or earned and unpaid as of the date of the Termination, plus (ii) all Marketing Expenses unpaid as of the date of the

Termination, and (b) all Confidential Information in the possession of or reasonably available to CDS. CDS shall be entitled to payment of Trailing Consultant Fees calculated as specified herein only after the PRF has been fully subscribed or the PRF Offering is terminated and after the sale of the last PRF Asset. In the event any Services Fee payable to Seneca or reimbursable to PRA for its prior payment to Seneca on behalf of CDS, is not paid or reimbursed on the date of Termination, the amount of such unpaid or unreimbursed Service fee may offset against and deducted from any payments otherwise due CDS on or after such Termination.
Section 1.11 PRA Advances to CDS. PRA has agreed to advance to CDS the sum of $6,000 per month, commencing September 1, 2007 and continuing on the 1st calendar day of each succeeding calendar month until the earlier of (a) March 1, 2008, or (b) the day on which the Fund Minimum has been subscribed. PRA shall have the right and option, but not the obligation, to extend the period of time during which PRA makes such monthly advance to CDS beyond March 1, 2008 in the event that the Fund Minimum has not then been subscribed. When the Fund Minimum has been subscribed, PRF is hereby directed by CDS to be repay the loan advances to PRA through the deduction by PRF of such loan amount from Marketing Fees otherwise payable by PRF to CDS and repayment of such loan to PRA for the account of CDS. CDS also hereby directs PRF to repay any Marketing Expenses advanced by PRA to CDS on behalf of PRF directly to PRA upon subscription of the Fund minimum. PRA may also, from time to time, make other advancements of expenses to CDS, at the sole option of PRA, and such other advancements shall also be reimbursable to PRA in the same manner as specified above in this Section 1.11. Any term or condition of this Section 1.11 to the contrary notwithstanding, the repayment and reimbursement by CDS to PRA of the monthly advances and expenses specified in this Section 1.11 may be made by CDS to PRA in periodic installments upon such further terms and conditions as are determined by PRA and CDS to be reasonable.
Section 1.12 CDS Payments to Critical Data. PRA and PRF shall be entitled to deduct from any Marketing Fees payable to CDS hereunder the amount of any Consultant Fees required to be paid by CDS to Consultant pursuant to the terms and conditions of the Assignment and which are not being timely paid by CDS. CDS hereby confirms and restates to and for the benefit and reliance of PRF and PRA the obligation of CDS to pay and perform each of the obligations and liabilities of CDS to the Consultant pursuant to the terms and conditions of the Marketing Agreement and the Assignmant.
Section 1.13 PRA Disclaimer of any Interest in Marketing Fees or Trailing Fees. With the exception of the repayment by PRF to PRA of advances made by PRA to CDS pursuant to Section 1.11, or payment of Consultant Fees to consultant pursuant to Section 1.12 hereof, PRA hereby expressly disclaims any right to any Marketing Fees or Trailing Fees payable to CDS by PRF hereunder.
ARTICLE 2
OPERATIONS
Section 2.1. Status of CDS. CDS shall provide to and on behalf of the entities within the Proinvest Group the Marketing Services, as described herein. With respect to each of the entities within the Proinvest Group, CDS shall at all times be an independent contractor. No provision hereof shall be construed to constitute CDS or any of its officers or employees as an employee of PRA, PRF or any entity within the Proinvest Group.
ARTICLE 3
LICENSE AGREEMENT
Section 3.1 Intellectual Property Rights. The term Intellectual Property Rights, as used herein shall mean “All rights, titles and interests or PRA, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.” CDS may employ the Intellectual Property Rights or develop Intellectual Property Rights in the performance of its duties on behalf of PRF. CDS shall not, through such use or development or otherwise, acquire any right, title or interest in such Intellectual Property Rights
Section 3.2 License. Subject to the terms and conditions of this Agreement, PRA hereby grants to Licensee a nonexclusive, nontransferable, non-assignable, limited license to (i) use the Intellectual Property in its business, and (ii) market CDS’s right to the use of the Intellectual Property to PRA and PRF’s respective lenders and investors, including marking reservation of all copyrights to PRA in CDS’s written marketing materials.
Section 3.3. Limitations. All rights to the use of the Intellectual Property rights not expressly granted herein to CDS are expressly reserved by PRA. Without limiting the generality of the preceding sentence, CDS hereby agrees (i) to use the Intellectual Property rights solely for purposes associated with the conduct and administration of PRA and the Funds’ commercial real estate investment and asset management business and the marketing of its business in conjunction with the use of the Intellectual Property Rights, (v) not to market or distribute the Intellectual Property rights for sale, except in conjunction with the marketing of CDS’s business as a whole and (vi) not to sublicense the Intellectual Property Rights.
Section 3.4 Development, Interpretation, Modification, Adaptation and Refinement of the Product. PRA and CDS anticipate that as the business of the Proinvest Group develops, further development, interpretation, modification, adaptation and refinement of the Intellectual Property Rights will be necessary to serve the interests of PRA and CDS. PRA and CDS shall work closely on a day to day basis throughout the term of this Agreement to effect such development, interpretation, modification, adaptation and refinement of the Intellectual Property Rights.
Section 3.5 Marketing Efforts. Upon written notification from CDS to PRA, CDS shall have the right to use the PRA’s name, and to include further appropriate information regarding PRA and PRF, on the CDS’s web site and marketing materials; provided, however, that as a condition to such use, PRA must review and approve any such use, in advance and in writing.
Section 3.6 Title to Intellectual Property. PRA retains all right, title, and interest in and to the Intellectual Property. This Agreement grants no additional express or implied license, right, or interest to CDS or to any other party in any copyright, trade secret, trademark, invention, or other intellectual property right of PRA. CDS hereby receives no right to, and shall not, sell, assign, lease, market, transfer, encumber, or suffer to exist any lien or security interest on the Intellectual Property or any element or component thereof, nor shall CDS take, or omit to take, any action that would cause, or prevent any of the Intellectual Property from being placed in the public domain. CDS shall at all times maintain and shall not remove, or allow to be removed, any PRA copyright, trade secret, or other proprietary rights notice from any of the Intellectual Property. CDS shall not make any warranties with respect to the Intellectual Property.
ARTICLE 4
GENERAL
Section 4.1. Status of the Parties. Nothing in this Agreement shall be deemed or construed to create a partnership or joint venture between the CDS and any member of the Proinvest Group. At all times during the effectiveness of this Agreement, CDS shall be, and shall act solely as, an independent contractor with PRA, and PRF.
Section 4.2 Rights, Power and Authority. PRA, PRF and CDS each hereby warrant to the other that it has all necessary rights, power, and authority to enter into this Agreement and to grant the rights by such party under this Agreement.
Section 4.3. No Third-Party Beneficiaries. This Agreement is personal to the parties hereto and is for the sole but mutual benefit of such parties. No third party shall, under any circumstances, constitute a third-party beneficiary of this Agreement. This Agreement may not be transferred, assigned, conveyed, pledged, or hypothecated.
Section 4.4. Non-Delegation of Duties. The duties of CDS hereunder may not be delegated or assigned, in whole or in part, by CDS to any third party without the prior written consent of PRA and PRF.
Section 4.5. Turn-Over of Property and Information on Termination. With respect to the termination of this Agreement, CDS shall deliver to PRA within 15 calendar days after such termination of this Agreement (a) an up-to-date accounting reflecting the balance of income and expenses of Proinvest and each entity within the Proinvest Group, as of the date of termination, (b) any balance of monies of Proinvest and each entity within the Proinvest Group held by Seneca, and (c) all files and correspondence, and security or other deposits, of Proinvest and each entity within the Proinvest Group, vendor and service contracts, receipts for deposits, books, records, plans, specifications, personal property, keys and access cards, marketing information, insurance policies, unpaid bills, and all other property, records, and financial records, whether in written, graphic, or electronic format. All such materials, items, and information shall be deemed herein to be the sole property of Proinvest and the entities within the Proinvest Group. Upon termination of this Agreement, Seneca shall, to the extent that there are not sufficient funds in the Operating Accounts of Seneca or the entities within the Proinvest Group, forward to affected entity any unpaid bills for authorized expenditures and such bills shall thereafter be the sole responsibility of Proinvest. Further, any payment for the account of Proinvest or any entity within the Proinvest Group received by Seneca following a termination of this Agreement shall be forwarded in accordance with the written instructions of Proinvest.

Section 4.6 Notices. Any notice required or permitted hereunder shall be deemed given when delivered in person or, whether actually received or not, 2 business days after being deposited in a regularly maintain receptacle of the United States Postal Service, as certified mail, return receipt requested, postage prepaid, and addressed (a) if to PRA or to PRF: 8333 Douglas Ave, Ste 1450, Dallas TX 75225-5852, Attn: T E Millard, and (b) if to CDS: 7029 Mossvine Drive, Dallas, Texas 75254, Attn: Michael T. Churchill.
Section 4.7 Applicable Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Venue for resolution of any dispute hereunder shall lie exclusively in Dallas County, Texas.
Section 4.8. Governing Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
Section 4.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same document.
IN WITNESS WHEREOF, this Agreement has been executed by the Company Sponsor and the Consultant on or effective as of the date first recited.
[Signatures appear on the next page.]

PROINVEST REALTY ADVISORS LLC, a Texas limited liability company
By:
G N Olson
President & Chief Executive Officer

PROINVEST REALTY FUND LLC, a Delaware limited liability company
By:
G N Olson
Chief Executive Officer

CHURCHILL DATA SERVICES, a Texas limited liability company
By:
Michael T. Churchill
President